Exhibit 3.1

AMENDED ARTICLES OF INCORPORATION

Certificate of Amendment

to Certificate of Incorporation

of

East West Bancorp, Inc.

East West Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:  That at a meeting of the Board of Directors if East West Bancorp, Inc. resolutions were duly adapted setting forth a proposed amendment to Section 2 of Article XI of the Certificate of Incorporation of said Company, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next meeting of the shareholders. The resolution setting for the proposed amendment is as follows:

The proposal is to amend Section 2 of Article XI of the Certificate of Incorporation in its entirety to read as follows:

Section 2.  Except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, commencing with the annual meeting of stockholders to be held in 2009, the directors shall be elected for terms expiring at the next annual meeting following their election, and until their successors are qualified, subject to their earlier death, resignation or removal.

SECOND, That thereafter, pursuant to the resolutions of its Board of Directors, a meeting of the shareholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by the statute were voted in favor of the amendment.

THIRD, That the aforesaid amendment was duly adopted in accordance with applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, East West Bancorp, Inc. has caused this certificate, which amends the Certificate of Incorporation and which has been duly adopted by the Board of Directors of the Corporation and approved by the shareholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware, to be executed and attested by its duly authorized officer this 31st day of March, 2008.

EAST WEST BANCORP, INC.

By:
DOUGLAS P. KRAUSE
Executive Vice President,
General Counsel and Corporate Secretary